EXECUTION COPY


                                                                    Exhibit 10.6


                                                     November 1, 2001


Imagistics International Inc.
100 Oakview Drive
Trumbull, Connecticut  06611

Re:  Pitney Bowes of Canada Ltd./Imagistics International Inc. - Reseller
     Agreement

Ladies and Gentlemen:

     In connection with the distribution of the capital stock of Imagistics International Inc. ("Imagistics" or "you") by Pitney Bowes Inc. ("Pitney Bowes") to its stockholders (the "Distribution"), Imagistics and Pitney Bowes of Canada Ltd., a wholly-owned subsidiary of Pitney Bowes ("PBC," "we" or "us") hereby enter into this reseller agreement to provide for the purchase of equipment by PBC from Imagistics (the "Reseller Agreement"). This letter agreement together with the term sheet attached hereto as Exhibit A (the "Term Sheet") constitute the Reseller Agreement. The terms set forth in the Term Sheet are hereby incorporated by reference into this Reseller Agreement as if they were set out herein in full. The entering into and purchasing under the Reseller Agreement by the parties herein described and the other transactions contemplated hereby, entered into and consummated in connection therewith are herein referred to as the "Transactions".

     Subject to the terms and conditions of this Reseller Agreement, we hereby agree with you as follows:

     1. Confidentiality. You agree that the confidentiality provisions of the Distribution Agreement dated as of November 1, 2001 between Pitney Bowes and Imagistics (the "Distribution Agreement") shall apply in all respects to any and all confidential information related to, or provided under, this Reseller Agreement.

     2. Use of "Pitney Bowes" brand. You agree that the terms of the Distribution Agreement and the Intellectual Property Agreement dated as of November 1, 2001 between Pitney Bowes and Imagistics (the "Intellectual Property Agreement") regarding the use of the "Pitney Bowes" brand shall apply in all respects to use of the


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"Pitney Bowes" brand as used in connection with transaction under or related to this Reseller Agreement.

     3. Non-compete. You agree that the terms of the Distribution Agreement and the Intellectual Property Agreement regarding non-competition, including the provisions for termination thereof, shall apply in all respects to this Reseller Agreement.

     4. Dispute Resolution. You agree that all disputes arising between the parties under this Reseller Agreement shall be resolved pursuant to the terms of the Transition Services Agreement dated as of November 1, 2001 between Pitney Bowes and Imagistics (the "Transition Services Agreement"), including submission of all disputes to the Operating Committee (as such term is defined in the Transition Services Agreement) for resolution, subject to Section 8 herein.

     5. Assignment. The provisions of this Reseller Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Reseller Agreement without the consent of the other parties hereto. If any party or any of its successors or assigns (1) shall consolidate with or merge into any other Person (as such term is defined in the Distribution Agreement) and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (2) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such party shall assume all of the obligations of such party under this Reseller Agreement.

     6. Notices. All notices and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be deemed given when addressed as follows:

         If to us, to:

                  Pitney Bowes of Canada Ltd.
                  2200 Yonge Street, Suite 100
                  Toronto, ON
                  M4S 3E1
                  Canada
                  Attn:  Chief Financial Officer
                  Tel.:  416-484-2211
                  Fax:  416-484-3975

         with a copy to:

                  Pitney Bowes Inc.
                  1 Elmcroft Drive
                  Stamford, CT  06926-0700
                  Telecopy:  (203) 351-7984
                  Attention:  Sara Moss
                  Title:  Vice President and General Counsel


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         with a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York  10017
                  Telecopy:  (212) 450-4800
                  Attention:  Sarah J. Beshar

         If to you, to:

                  Imagistics International Inc.
                  100 Oakview Drive
                  Trumbull, CT  06611
                  Telecopy:  (203) 365-7497
                  Attention:  Chief Executive Officer

         with a copy to:

                  Imagistics International Inc.
                  100 Oakview Drive
                  Trumbull, CT  06611
                  Telecopy:  (203) 365-2353
                  Attention:  General Counsel

     7. Governing Law and Waiver of Jury Trial. This Reseller Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to the conflicts of laws rules thereof. Each of the parties hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of any of the Transactions or the other transactions contemplated hereby, or the performance by either party of the services contemplated hereby.

     8. Jurisdiction. Any action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Reseller Agreement or the transactions contemplated hereby may be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York County, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6 above shall be deemed effective service of process on such party.


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     9. Amendments. This Reseller Agreement is the only agreement between the parties hereto with respect to the matters contemplated hereby and thereby and sets forth the entire understanding of the parties with respect thereto. The parties hereby agree to be bound by the covenants and obligations set forth in this Reseller Agreement. No amendment or waiver of any provision of this Reseller Agreement shall be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given. Each of the parties hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of any of the Transactions or the other transactions contemplated hereby, or the performance by either party of the services contemplated hereby.

     Please confirm that the foregoing correctly sets forth our agreement by signing and returning to us the duplicate copy of this Agreement enclosed herewith.

                              Very truly yours,

                              PITNEY BOWES OF CANADA LTD.
                              By:/s/ Salman Shakir
                                 -----------------------------------
                                 Name:  Salman Shakir
                                 Title: VP Finance & Administration


Accepted and agreed to as of the date first written above:

IMAGISTICS INTERNATIONAL INC.
By:/s/ Joseph D. Skrzypczak
   --------------------------------
   Name:  Joseph D. Skrzypczak
   Title: Chief Financial Officer



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                           PITNEY BOWES OF CANADA LTD.
                          IMAGISTICS INTERNATIONAL INC.
                   RESELLER AGREEMENT ("AGREEMENT") TERM SHEET


I.   Parties

     A.   Purchaser: Pitney Bowes of Canada Ltd. ("PBC")

     B.   Supplier: Imagistics International Inc. ("Imagistics")

II.  Term and Renewals

     A. The term of the Agreement shall be for a period of two (2) years commencing as of the date of the spin-off (the "Spin-Off Date"). The Agreement may be renewed by the parties for an additional year provided that any such renewal is at arm's length and agreement as to such renewal is reached by the parties no later than nine (9) months prior to the end of the term.

     B. One year prior to the end of the term, the parties shall meet to discuss (i) whether or not the Agreement will be renewed for an additional year and (ii) the terms and conditions upon which the Agreement will be renewed.

     C. Imagistics and PBC shall have the right to terminate this Agreement upon the occurrence of any of the following events of default:

          i) A party fails to perform any material obligation under this Agreement and such failure continues unremedied for a period of thirty (30) days after the non-defaulting party provides written notice as to the failure to perform;

          ii) A proceeding is commenced by or against a party under any law relating to bankruptcy, or a court assumes jurisdiction of a party's assets under any law authorizing reorganization of its debts, or a trustee or receiver shall be appointed for all or a substantial portion of the party's assets;


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          iii) A party shall become insolvent or suspends its business for any length of time; or

          iv) A party shall make an assignment of its assets for the benefit of its creditors.

III. Equipment Ordering and Administration

     A. Ordering: All PBC orders with Imagistics will be placed by the Purchasing Department of PBC (PD) in the form of Exhibit A attached hereto; provided, however, that orders (1) with respect to New Equipment (as hereinafter defined) that request delivery outside of the standard lead times as agreed to by the parties from time to time,
          (2) with respect to equipment other than New Equipment (e.g. Used Equipment, Remanufactured Equipment and Refurbished Equipment) and (3) with respect to equipment that has been discontinued by the manufacturer will be subject to the prior approval of Imagistics, which shall be provided to PBC within 5 business days from receipt of a PBC order.

     All parts & supply orders will be placed by the PD with a Purchase Order
     (PO) reference. All Order Agreements and parts & supply orders will be processed by the PD, and no orders may be accepted from any other location. All supply orders will note a PO number, which must be noted in the section reserved for Purchase Order number on the Imagistics invoice.

     Once an order is accepted, Imagistics will use reasonably commercial efforts to ensure that the manufacturer delivers the product to PBC at the F.O.B. point in a timely and marketable condition in accordance with applicable deadlines, and will not be diverted for any reason. In the event that the ship date is delayed for any reason by the manufacturer, Imagistics shall pass on to PBC the benefit of any remedies from the manufacturer in connection with any such delay.

     A single point of contact will be provided by Imagistics for PBC to place orders.

     B.   Billing: The sole "Bill To" address for PBC is:

          Pitney Bowes of Canada Ltd.,
          2200 Yonge Street,
          Suite 100,
          Toronto, ON,
          M4S 3E1
          Canada

          Attention: Accounts Payable

     All invoices sent by Imagistics to PBC shall be accompanied with a copy of the manufacturer's invoice for such equipment. Invoices may not be sent to any other location for any reason. All inquiries for billing and collection, including aging statements and dunning letters, will be directed to the PD at the address shown above.


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     C.   Payment: Payment on all invoices will be due to Imagistics upon invoice receipt; provided, however that in no event shall payment on an invoice(s) exceed the amount of the related purchase order(s) except if due to currency fluctuations (excluding yield sharing arrangements). Payment method will be made by wire transfer of immediately available funds to such account as Imagistics shall advise from time to time.

     D. Invoice Adjustments. PBC shall have 30 days from the date it receives a shipment to (1) notify Imagistics with respect to any discrepancies between the invoices received in respect of such shipment and the shipment actually received and (2) request adjustments with respect to any such discrepancies. Any such adjustments will be billed or credited to PBC in a separate invoice within 10 days after receipt of notification by Imagistics..

     E. Product Delivery: Imagistics and PBC will agree to standard delivery lead-times for different type of purchases including but not limited to those set forth below:

          i) Used Equipment - Subject to order approval by Imagistics based on the availability of such equipment.

               For purposes of this Agreement, "Used Equipment" shall mean equipment that has been operated and sold to PBC by Imagistics "as is" in the configuration agreed upon by the parties.

          ii) Refurbished/Remanufactured Equipment - Subject to order approval by Imagistics (based on availability of such equipment in light of quantity and excess in stock and whether such excess is reserved), which approval shall be notified to PBC within two (2) business days of receipt by Imagistics of a request for same by PBC via email or facsimile.

               For purposes of this Agreement, "Refurbished/Remanufactured Equipment" shall mean used units of equipment that are disassembled and their parts cleaned and reconditioned. The units are reassembled from new, used, and reprocessed parts meeting component specifications. The units are then retested to ensure that they meet model specifications.

          iii) Emergency Parts - PBC shall be entitled to submit a maximum of 1 order per week with 3 line items per order and 3 pieces per line item. The foregoing limitations shall not apply with respect to epidemic failures where 5% or more of the population of product fails in a 12 month period as a result of the same cause (excluding products under warranty). To the extent that Imagistics cannot provide Emergency Parts to PBC, it shall notify PBC immediately of same.

               PBC shall pay to Imagistics a premium of $100 per order for each order for Emergency Parts.


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               If PBC is not able to obtain Emergency Parts from Imagistics due to the fact that it has exceeded the above noted limitation or Imagistics cannot provide such Emergency Parts, PBC may obtain such parts from any other supplier and such Emergency Parts shall not be included for purposes of determining PBC's total sourcing requirements when determining PBC's compliance with Section VII.A.; provided, however, that if PBC requires Emergency Parts in excess of the above noted limitation it shall first request same from Imagistics and Imagistics shall immediately notify PBC whether it will provide such additional Emergency Parts.

               For purposes of this Agreement, "Emergency Parts" shall mean any part PBC requires to meet an urgent customer request.

          FOB point shall be (1) with respect to New Equipment, FOB point of origin, and with respect to equipment other than New Equipment as negotiated by the parties.


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IV.  Equipment and Pricing

     A. All New Equipment, Parts, Emergency Parts, and Supplies prices shall be calculated as follows:

          i) For those provided to PBC from Imagistics' inventory at the request of PBC (excluding Emergency Parts), the price shall be Imagistics' standard cost plus ten percent (10%).

          ii) For those provided to PBC directly from a third party vendor, the price shall be calculated at 10% over the price paid by Imagistics for such equipment, net of all rebates, volume discounts or other reductions in the price of such equipment.

          iii) PBC shall pay all costs of shipping said items, including freight, duty and insurance, from either Imagistics or the third party vendor to PBC, as applicable, provided that PBC has approved such costs in advance.

          iv)  Emergency Parts shall additionally include the fee set forth in
               Section III. E. (iii).

          v) If Imagistics at its own discretion chooses to fill a standard order (excluding Emergency Parts) from Imagistics' inventory, PBC will pay the lower of (x) the price as calculated pursuant to clause (ii) above and (y) the price as calculated pursuant to (i) above.

          vi) Refurbished/Remanufactured and Used Equipment shall be priced as quoted by Imagistics at the time of such request for same.

     B. Prices will be quoted in the currency of the vendor agreement. Imagistics will bill in US$ but will not accept the currency risk for equipment sourced in foreign currency. The conversion rate from Yen to US dollars will be the rate published in the Wall Street Journal the day before the invoice date. Purchaser will be party to any currency sharing agreements. These must be fully disclosed in advance and the details provided.


     C. In the case of large deals (defined as 1500 or more units to a single account), Imagistics will use its best efforts to obtain special pricing from its suppliers and will pass these onto PBC using the formula in IV A. above.


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     D.   PBC agrees that it shall not develop any direct relationship with any current Imagistics supplier, unless (1) Imagistics chooses not to supply equipment to PBC for any reason (unless such failure to supply is due to a circumstance outside the reasonable control of Imagistics) after PBC has presented it with a request for same, (2) this Agreement has been terminated or is no longer in effect, (3) either party has provided the other party of its intention to not renew this Agreement or (4) notice of termination of the covenant not to compete has been given pursuant to Section 8.12(b) of the Distribution Agreement. For the avoidance of doubt, any equipment, parts or supplies purchased from a supplier other than Imagistics for the foregoing reasons shall not be included for purposes of determining PBC's total sourcing requirements when determining PBC's compliance with Section VII.A. In addition, PBC shall be free to contact any vendor/supplier in Canada, or any other vendor outside of Canada who is not a then current vendor of Imagistics (1) for purposes of obtaining the 10% of its sourcing requirements that are not subject to Section VII.A hereof and (2) with respect to equipment purchases with respect to which Imagistics fails to satisfy the terms of Section VII.A., clauses (i), (ii) or (iii).

V.   Warranty

     For each Imagistics product purchased by PBC, Imagistics shall transfer to PBC all warranties and indemnifications that it holds from the equipment manufacturer. If any warranty and/or indemnification is not transferable, Imagistics will covenant to provide PBC with the practical benefits of such warranty and/or indemnification. Imagistics will provide a list of all warranties and indemnifications provided to Imagistics by the equipment manufacturer with respect to existing equipment, supplies and parts.

     Imagistics shall obtain any normal product certifications (e.g. United Lab "small c", international access standards, etc.) to meet local law requirements, including, without limitation, those relating to safety and language; provided, however, that to the extent that there are incremental costs associated with obtaining any certifications, PBC shall bear the costs and expenses relating to same. Imagistics shall use its best efforts to get additional features at the lowest possible price from its suppliers to satisfy local requirements.

VI.  Audit Rights

     A. PBC, at its sole cost and expense, shall have the right to an annual audit of Imagistics books and records (including agreements and modifications to same) by an independent accountant from an internationally recognized firm) to verify pricing and warranties.

     B. Imagistics, at its sole cost and expense, shall have the right to an annual audit of PBC's books and records by an independent accountant from an internationally recognized firm) to verify PBC's compliance with Section VII.A. hereof.


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VII. Nonexclusivity

     A. Subject to clauses (i), (ii), (iii) of this paragraph VII.A. and paragraphs VII.B., VII.C., VII.D. and VII.E. below, Imagistics shall be the exclusive provider of PBC with respect to at least 90% of PBC's total sourcing requirements relating to copiers and facsimile machines, supplies, peripherals and all associated parts; provided, however, that the equipment to be provided by Imagistics (i) meets the specifications and requirements (including legal, language, and safety requirements required under Canadian Federal and Provincial regulations) for its intended use, (ii) is priced competitively with similar equipment that may be purchased in Canada (e.g. to the extent that similar equipment can be purchased in Canada at a lower price, PBC will not be obligated to purchase same from Imagistics) and (iii) is available to meet PBC's delivery requirements.

          Equipment that will be subject to the provisions of paragraph VII.A. will be as agreed to by the parties from time to time. In the event PBC requests equipment falling outside of such list in terms of features or functionality, paragraph VII.B. shall govern.

     B. During the term of the Agreement, as and when PBC wishes to source product outside of Imagistics' then current portfolio of products for distribution in connection with individual tenders, requests for proposals (RFP's) and individual customer requests, it may provide Imagistics as soon as it has knowledge of same with reasonable written notice (which shall in no event be less than ten (10) days) of the type and quantity of machine(s) it desires, together with the required level of product functionality and requested delivery schedule. If Imagistics responds to PBC prior to the end of such ten (10) day period that it is willing to provide products meeting PBC's requirements (including delivery requirements), Imagistics shall be granted the order on the specified terms, provided that Imagistics' price is competitive with pricing of comparable equipment that may be purchased in Canada. If Imagistics fails to timely respond to or affirmatively rejects PBC's notice, PBC shall be permitted to pursue other vendors with respect to the particular order on an unencumbered basis. In no event, however, shall Imagistics' failure to respond favorably to a particular order prejudice its ability to fulfill the future sourcing needs of PBC on a preferred basis provided that Imagistics meets the provisions outlined above with respect to those future orders.

          To the extent that PBC acquires a dealership that distributes equipment in Canada that is competitive with the equipment to be supplied by Imagistics to PBC under this Agreement, PBC shall use its best efforts to transition out such portion of competitive products as soon as reasonably possible in order to honor the exclusivity provisions set forth in paragraph VII.A. above.

     C.   For purposes of obtaining the benefit of pricing set forth in Section
          IV. of this Agreement, PBC shall have no minimum volume purchase requirements with Imagistics except as provided in paragraph VII.A. above.

     D. The provisions of Section VII.A. above shall cease to apply upon (1) notice by any party of termination of the covenant not to compete pursuant to Section 8.12(b) of the Distribution Agreement and (2) the termination of this Agreement.


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     E.   Upon notice by either party of its intention to not renew this
          Agreement, the 90% requirement pursuant to Section VII.A. shall be reduced by 50% of the declining percentage for each remaining quarter until the termination date of the Agreement.

VIII. Indemnification

     A. Imagistics shall indemnify, defend and hold harmless PBC, its affiliates, directors, officers, and employees, from and against any losses, claims of losses, damages and expenses (including without limitation court costs and attorneys' fees) caused by:

          i) Defective Equipment to the extent provided by the equipment manufacturers to Imagistics;

          ii) Copyright or other intellectual property right infringements as set forth in Section VIII.E. below; and

          iii) any other matters with respect to which Imagistics has obtained indemnities and/or defense from its vendors/suppliers or third parties.

     B. PBC shall promptly notify Imagistics of any indemnification claims. Imagistics shall have the right to control the defense of such claim including the right, with the consent of PBC, to compromise or settle such claim. PBC shall participate in such defense if request by Imagistics and shall be reimbursed for the expenses incurred as a result of such participation.

     C. As previously agreed, Imagistics will transfer warranties and indemnifications it receives from its suppliers for the equipment purchased by PBC hereunder. If any such warranties and/or indemnifications are not transferable, Imagistics hereby covenants to provide to PBC the practical benefits of such warranties and/or indemnifications. Imagistics hereby waives all warranties (express or implied), other than the indemnities or warranties referred to in this Agreement. Further, Imagistics will not be providing maintenance service on equipment sold to PBC.

     D. Imagistics shall provide PBC with notice prior to changing any provisions in any supplier/vendor contract relating to indemnities, warranties or any other provisions with respect to which Imagistics has agreed to pass on the benefits to PBC.

     E. Imagistics will, at its sole expense, indemnify, defend, and hold harmless PBC, its parent, directors, officers and employees from and against all liability as a result of a claim or action asserted by any third party based upon PBC's or its customer's use and/or possession of modifications to, or designs of equipment requested or completed by Imagistics, which equipment has then been supplied to PBC by Imagistics pursuant to this Agreement ("Infringing Equipment") infringing any patent, copyright, trade secret, trademark or other intellectual property right or interest of any third party ("Infringement") or any customer claim against PBC relating to any Infringement, and Imagistics will pay damages, costs, expenses, settlement amounts and judgments finally awarded


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          against PBC or PBC's customers relating thereto (including court costs and attorneys' fees). PBC agrees to promptly notify Imagistics in writing of any matters in respect to which the foregoing indemnity may apply. Imagistics shall have the exclusive right to control and conduct the defense and settlement of all such claims or actions. PBC agrees to provide such assistance at Imagistics' expense that may be reasonably required by Imagistics in connection with such settlement or defense. If final judgment shall be obtained against PBC's or its customer's use or operation of the equipment supplied by Imagistics to PBC pursuant to this Agreement, or any part thereof, by reason of such Infringement, or if in Imagistics' opinion, such equipment is likely to become subject to a claim of Infringement, Imagistics shall, at its sole expense and option, either (a) modify the Infringing Equipment so that it becomes non-infringing without materially altering its capacity or performance; (b) procure for PBC or PBC's customer the right to continue to use the Infringing Equipment; or (c) substitute for the Infringing Equipment other equipment having a capability equivalent to that of the Infringing Equipment. If neither (a) through
          (c) above is available to Imagistics, then Imagistics shall refund to PBC the purchase price of such unit of Infringing Equipment paid, pro ratable, based upon a thirty-six (36) month useful life and shall remove the Infringing Equipment at its sole cost and expense. Imagistics shall have no liability with respect to any such claim or action to the extent caused by the combination, operation or use of the Infringing Equipment with any equipment, device, or alteration to the Infringing Equipment not made or authorized in writing by Imagistics. The foregoing states the entire liability of Imagistics to PBC for Infringement.

IX.  Service Level Agreements

     Imagistics will provide the following to PBC at no charge:

     A.   Marketing & Sales Support

          i)   Monthly updates of new products.

          ii)  Imagistics Creative for all brochures (electronically)

          iii) A Imagistics product launch binder for each product

          iv) One time "train the trainer" session training on new products, provided that PBC is responsible for the cost of travel and lodging of its personnel participating in such training

          v) A master copy on a per product basis of training materials to be used for training the sales force

          vi) Ability for PBC to participate in events (Seminars, Trade Shows, etc.)

     B.   Technical & Service Support

          i)   Quality assurance testing, engineering and R&D

          ii) One technical training (train the Trainer program) class per new product introduction including all new product/feature introductions, as well as iLearning. PBC may elect at their discretion to arrange technical training at a Canadian facility of their choice. PBC will pay the travel and living expenses of


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               the trainer provided that PBC has approved such costs
               in advance.

          iii) Service bulletins and updates, trouble database, including access to all web related information and problem resolution procedures currently available.

          iv)  Technical & engineering bulletins

          v) Patches & interface kits (including software updates for existing products) provided that they are free to Imagistics; PBC shall pay any incremental costs specific to PBC with respect to the foregoing provided that PBC has approved such costs in advance

          vi) Hotline support for technical issues (third level only; i.e., after their customer engineer and technical support people have failed)

          vii) Diagnostic tools (software based) provided that they are free to Imagistics; PBC shall pay any incremental costs specific to PBC with respect to the foregoing provided that PBC has approved such costs in advance

          Imagistics will provide the following at a mutually agreed upon reasonable price:

          o Customization to products - Parties to include a co-development policy to meet Canadian requirements, including agreement delivery timetable, pre and post sales support, intellectual property rights etc.

          o    On-Site assistance

          o Coordination of third party engineering support for unique engineering requirements

          The Parties will work in good faith to mutually agree to the following within 90 days of the execution of the Agreement:

          o    On-site assistance procedure

          o    High profile event procedure

          o    Complaint procedure

          o    Standardized fault resolution process

          o    Contacts for technical product information

          o Problem resolution process (including emergency, out of hours coverage etc.)

          o    Monthly reporting and review of service level measures

          o    Process for dealing with epidemic failure of components

X.   Cross Border Transactions

     A. With respect to cross border transactions, regardless of whether Imagistics or any of its employees, associates, agents, distributors, affiliates or subsidiaries or PBC or any of its employees, associates, agents, distributors, affiliates or subsidiaries, other than PBMS, initiates the transactions, all revenue from sales or service and the associated costs shall belong to the company in the territory where installation of the equipment occurs. Each party may contract directly with the customer for the sale, rental or service in its home country or, if the customer


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          requires a single point of contact, the parties shall enter into a subcontract arrangement with the party in the country in which the customer's applicable purchasing office is located serving as the prime contractor. Each party shall decide the price and terms to be charged within its respective country, provided, however, that with respect to large transactions, each party's Contact for Cross Border Transactions shall meet to decide the pricing to be charged to the customer.

     B. Each of Imagistics and PBC shall appoint a single contact person to handle any such cross border transactions ("Contact for Cross Border Transactions"). As of the date of this Agreement, the primary Contact for Cross Border Transactions for each of Imagistics and PBC is set forth below:

          For PBC:          Rob Medved
                            Telephone: 416-484-3803
                            Facsimile: 416-484-3975
                            Email: rob.medved@pitneybowes.ca

          For Imagistics:   Christopher Dewart
                            Telephone: 203-365-7101
                            Facsimile: 203-365-6135
                            Email: Chris.Dewart@pb.com

          Each of the above shall be responsible for appointing a deputy to act on his behalf in his absence.

     C. Imagistics and PBC shall schedule periodic meetings for its sales people involved in cross border transaction to ensure open communications between PBC and Imagistics with respect to same.

XI.  Product Sourcing

     Imagistics, through its product sourcing, will use its best efforts to ensure that Canadian product requirements are being met. The parties agree to meet at least twice per year to obtain PBC input in the types and qualities of products required to allow PBC to remain competitive in the Canadian market place.


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